Exhibit 99.4

WEX Inc.

Unaudited Consolidated Statements of Comprehensive Income

(In Thousands)

	Year Ended December 31,
	2011	2010	2009	2008

Total revenues	$553,076	$390,406	$315,203	$388,159

Salary and other personnel	104,610	87,364	75,123	66,969
Service fees	70,202	46,368	27,666	20,361
Provision for credit losses	27,527	19,838	17,715	45,021
Technology leasing and support	15,423	12,881	9,327	8,510
Occupancy and equipment	11,803	8,654	8,718	9,159
Advertising	9,713	8,118	4,974	5,283
Marketing	3,240	2,197	2,737	3,215
Postage and shipping	4,325	3,413	3,105	3,248
Communications	5,115	3,631	2,703	2,527
Depreciation and amortization	45,369	29,893	21,930	20,123
Operating interest expense	5,453	5,370	10,253	29,570
Other	16,972	11,970	12,802	12,741

Total operating expenses	319,752	239,697	197,053	226,727

Operating income	233,324	150,709	118,150	161,432
Financing interest expense	(11,676)	(5,314)	(6,210)	(11,859)
Net (loss) gain on foreign currency transactions	(459)	7,145	(40)	—
Net (loss) gain on extinguishment of debt
Gain on settlement of portion of amounts due under tax receivable agreement	—	—	136,485	—

Net realized and unrealized losses on fuel price derivatives	(11,869)	(7,244)	(22,542)	55,206
Decrease in tax refund due to former shareholder of RD Card Holdings Australia	—	—	—	—

Increase in amount due under tax receivable agreement	(715)	(214)	(599)	(9,014)

Income before income taxes	208,605	145,082	225,244	195,765

Income taxes	74,983	57,453	85,585	68,125

Net income before noncontrolling interest	133,622	87,629	139,659	127,640
Less: Net earnings from noncontrolling interest	—	—	—	—

Net earnings attributable to WEX Inc.	$133,622	$87,629	$139,659	$127,640

Changes in available-for-sale securities, net of tax	108	69	76	(4)
Changes in interest rate swaps, net of tax	308	(192)	1,560	(319)
Foreign currency translation	2,567	28,015	(79)	(70)

Comprehensive income attributable to WEX Inc.	$136,605	$115,521	$141,216	$127,247